SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

SUB-URBAN BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-109903	47-0926492
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		ID Number)

8723 Bellanca Avenue, Building A, Los Angeles, CA 90045
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 670-0132

2222 E. Washington Blvd, Suite B Los Angeles, CA 90021
 (Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On December 15, 2006, the officers of Sub-Urban Brands, Inc. (the “Company”) determined that the Company could not pay its obligations as and when they shall become due and payable. The Company’s inability to meet its obligations as they become due represents an event of default under and accelerates its payment obligations in connection with certain promissory notes causing them to become due and payable immediately. Specifically, the Company’s determination relates to the following notes:

1.	A $500,000 convertible note payable, with accrued interest of $40,822, due December 1, 2006
2.	$428,000 of convertible notes payable plus accrued interest of $68,470, and $105,000 of non-convertible notes plus accrued interest of $40,189, with maturity due dates extended to December 1, 2006.
3.	Additional convertible notes with a principal balance of $1,895,000 and accrued interest of $104,313, and non-convertible notes with a principal balance of $815,000 and accrued interest of $12,952

In addition, the Company has not been able to repay the following debt instruments that matured on December 1, 2006 (i) a $500,000 convertible note, with accrued interest of $40,822, and (ii) $428,000 of convertible notes payable plus accrued interest of $68,470, and $105,000 of non-convertible notes plus accrued interest of $40,189. The Company is currently negotiating to extend the terms of these debt instruments, however, there can be no assurance that the Company will be able to extend such term with any investor.

The Company believes that it may be able to repay the notes described above from the proceeds of a capital raising transaction. The Company has not entered into any agreements with respect to any such financings and there can be no assurance that the Company will be able to raise any capital now or in the foreseeable future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUB-URBAN BRANDS, INC

Date: December 19, 2006	/s/ Jack Mott
Jack Mott, Chief Financial Officer and Chief Operating Officer